Exhibit 8.01

Reed Smith llp 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

January 26, 2021

Seneca Biopharma, Inc. 20271 Goldenrod Lane Germantown, Maryland 20876 United States

Ladies and Gentlemen:

We have acted as counsel to Seneca Biopharma, Inc., a company organized under the laws of Delaware ("Seneca"), in connection with the Merger, as defined in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 16, 2020, by and among Seneca, Townsgate Merger Sub 1, Inc., a corporation organized under the laws of Delaware and a direct, wholly-owned subsidiary of Seneca (“Merger Sub”), and Leading BioSciences, Inc., a corporation organized under the laws of Delaware (the “LBS”), pursuant to which Merger Sub shall be merged with and into LBS, with LBS surviving as a wholly-owned subsidiary of Seneca (the “Merger”). This opinion is being delivered in connection with the Registration Statement (File No. 333-251659) of Seneca on Form S-4 filed on December 23, 2020 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, capitalized terms used herein shall have the meanings set forth in the Merger Agreement.

In rendering the opinion set forth below, we have examined and relied upon the accuracy and completeness (which we have neither independently investigated nor verified) of the facts, information, statements, representations, warranties and covenants contained in the originals or copies, certified or otherwise, identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement, each as amended or supplemented through the date hereof, and such other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below. We have also relied, with the consent of Seneca, upon statements and representations made by officers of each of Seneca and LBS, including in their respective letters delivered to us for purposes of rendering our opinion (collectively, the "Tax Certificates"), and have assumed that the Tax Certificates will be complete and accurate as of the Effective Time, and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be accurate and complete as if made without such qualification. Our opinion is expressly conditioned on, among other things, the accuracy and completeness, both initially and continuing as of the Effective Time, of the facts, information, statements, representations, warranties, covenants and assumptions set forth in the documents referred to above.

For purposes of this opinion, we have assumed that the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms and conditions contained therein have been waived or modified in any respect.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

ABU DHABI ♦ ATHENS ♦ BEIJING ♦ BRUSSELS ♦ CENTURY CITY ♦ CHICAGO ♦ DALLAS ♦ DUBAI ♦ FRANKFURT ♦ HONG KONG
HOUSTON ♦ KAZAKHSTAN ♦ LONDON ♦ LOS ANGELES ♦ MIAMI ♦ MUNICH ♦ NEW YORK ♦ PARIS ♦ PHILADELPHIA ♦ PITTSBURGH ♦ PRINCETON
RICHMOND ♦ SAN FRANCISCO ♦ SHANGHAI ♦ SILICON VALLEY ♦ SINGAPORE ♦ TYSONS ♦ WASHINGTON, D.C. ♦ WILMINGTON

Seneca Biopharma, Inc. Page 2

Our opinion is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service ("IRS") and such other authorities as we have considered relevant, all as in effect on the date hereof and all of which are subject to change at any time (possibly with retroactive effect). Additionally, our opinion is not binding on the IRS or the courts and no rulings have been requested or received from the IRS as to any of the matters discussed herein. Accordingly, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or if challenged, by a court. In addition, a change in any of the authorities, or the inaccuracy or failure to be complete, of any of the facts, information, documents, corporate records, covenants, warranties, statements, representations or assumptions upon which our opinion is based could affect our conclusions expressed herein.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, the statements in the Registration Statement under the heading "The Merger—Material U.S. Federal Income Tax Consequences of the Merger," insofar as such statements express conclusions as to the application of U.S. federal income tax laws, represent our opinion as to the material U.S. federal income tax consequences applicable to the Merger.

Except as expressly set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation or assumption stated herein which becomes untrue, incomplete or incorrect. Any such change may affect the conclusions stated herein.

This opinion has been prepared solely in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever appearing in the Registration Statement in connection with the material U.S. federal income tax consequences of the Merger. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP